                                                                   Exhibit 10.13

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT



                           dated as of March 31, 1997

                                     among

                            Avalon Properties, Inc.,


                            The Banks Listed Herein

                                      and

                   Morgan Guaranty Trust Company of New York,
                                  as Co-Agent

                                      and

                       Fleet Bank, National Association,
                                  as Co-Agent

                                      and

                       NationsBank, National Association,
                                  as Co-Agent


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
                                                          ARTICLE I****
                                                           DEFINITIONS

SECTION 1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.2   Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . .    27
        1.3   Types of Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28


                                                            ARTICLE II
                                                           THE CREDITS

SECTION 2.1   Commitments to Lend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
        2.2   Notice of Committed Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . .    29
        2.3   Money Market Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
        2.4   Notice to Banks; Funding of Loans . . . . . . . . . . . . . . . . . . . . . . . .    36
        2.5   Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        2.6   Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
        2.7   Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
        2.8   Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
        2.9   Mandatory Expiration; Extension Option  . . . . . . . . . . . . . . . . . . . . .    47
        2.10   Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
        2.11  Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
        2.12  General Provisions as to Payments . . . . . . . . . . . . . . . . . . . . . . . .    51
        2.13  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
        2.14  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . .    52
        2.15  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
        2.16  Letter of Credit Usage Absolute . . . . . . . . . . . . . . . . . . . . . . . . .    53
        2.17  Method of Electing Interest Rates . . . . . . . . . . . . . . . . . . . . . . . .    54

                                                           ARTICLE III





--------------------
****   The Table of Contents is not a part of this Agreement.

                                                                                                 Page
                                                                                                 ----
                                                            CONDITIONS

SECTION 3.1   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
        3.2   Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58

                                                            ARTICLE IV
                                                  REPRESENTATIONS AND WARRANTIES

SECTION 4.1      Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
        4.2      Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
        4.3      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
        4.4      Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
        4.5      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
        4.6      Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
        4.7      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
        4.8      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
        4.9      Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
        4.10     Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
        4.11     Use of Proceeds; Margin Regulations  . . . . . . . . . . . . . . . . . . . . .    63
        4.12     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
        4.13     Investment Company Act; Public
                   Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . .    64
        4.14     Patents, Trademarks, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .    64
        4.15     Ownership of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
        4.16     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
        4.17     Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.18     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.19     No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.20     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.21     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.22     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
        4.23     Organizational Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
        4.24     Principal Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
        4.25     REIT Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66

                                                                                                 Page
                                                                                                 ----
                                                            ARTICLE V
                                                AFFIRMATIVE AND NEGATIVE COVENANTS

SECTION  5.1     Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
         5.2     Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
         5.3     Maintenance of Property; Insurance . . . . . . . . . . . . . . . . . . . . . .    71
         5.4     Conduct of Business and
                   Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . .    72
         5.5     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
         5.6     Inspection of Property, Books and Records  . . . . . . . . . . . . . . . . . .    73
         5.7     Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
         5.8     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
         5.9     Restriction on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . .    74
         5.10    Changes in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         5.11    Fiscal Year; Fiscal Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .    75
         5.12    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         5.13    Unsecured Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         5.14    No Bankruptcy Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . .    75

                                                              ARTICLE VI
                                                               DEFAULTS


SECTION  6.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         6.2     Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
         6.3     Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    79
         6.4     Actions in Respect of Letters of Credit  . . . . . . . . . . . . . . . . . . .    80

                                                             ARTICLE VII
                                                            THE CO-AGENTS


SECTION  7.1     Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . .    82
         7.2     Agency and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    83
         7.3     Action by Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    83

                                                                                                 Page
                                                                                                 ----
         7.4     Consultation with Experts  . . . . . . . . . . . . . . . . . . . . . . . . . .    83
         7.5     Liability of Co-Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . .    83
         7.6     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    84
         7.7     Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    84
         7.8     Successor Morgan Agent or Fleet Agent  . . . . . . . . . . . . . . . . . . . .    85
         7.9     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    85
         7.10    Receipt of Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    86

                                                             ARTICLE VIII
                                                       CHANGE IN CIRCUMSTANCES


SECTION  8.1     Basis for Determining Interest
                   Rate Inadequate or Unfair  . . . . . . . . . . . . . . . . . . . . . . . . .    86
         8.2     Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    87
         8.3     Increased Cost and Reduced Return  . . . . . . . . . . . . . . . . . . . . . .    88
         8.4     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    90
         8.5     Base Rate Loans Substituted for
                   Affected Euro-Dollar Loans . . . . . . . . . . . . . . . . . . . . . . . . .    92

                                                              ARTICLE IX
                                                            MISCELLANEOUS


SECTION   9.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    93
          9.2    No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    93
          9.3    Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .    93
          9.4    Sharing of Set-Offs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    95
          9.5    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . .    96
          9.6    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . .    97
          9.7    Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   100
          9.8    Governing Law; Submission to Jurisdiction  . . . . . . . . . . . . . . . . . .   100
          9.9    Marshalling; Recapture . . . . . . . . . . . . . . . . . . . . . . . . . . . .   101
          9.10   Counterparts; Integration; Effectiveness . . . . . . . . . . . . . . . . . . .   101
          9.11   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102
          9.12   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102
          9.13   Domicile of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102
          9.14   Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   102
          9.15   Recourse Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102

                                                                                                 Page
                                                                                                 ----
          9.16   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   103
          9.17   Legal Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   103

Exhibit A   -    Note
Exhibit B   -    Assumption Agreement
Exhibit C   -    Schedule 5.1(n) Letter
Exhibit D   -    Form of Money Market Quote Request
Exhibit E   -    Form of Invitation for Money Market Quotes
Exhibit F   -    Form of Money Market Quote
Exhibit G   -    Form of Disgnation Agreement

Schedule 4.15(a)
Schedule 4.15(b)

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


                 THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement") is made as of March 31, 1997 by and among AVALON PROPERTIES, INC. (the "Borrower"), the BANKS listed on the signature pages hereof, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Co-Agent and Co-Managing Agent("Morgan Agent"), FLEET BANK, NATIONAL ASSOCIATION, as Co-Agent and Co-Managing Agent ("Fleet Agent") and NATIONSBANK, NATIONAL ASSOCIATION, as Co-Agent ("Nationsbank Agent").

                             W I T N E S S E T H :


                 WHEREAS, the parties hereto have previously entered into a Revolving Credit Agreement dated of April 20, 1995 (as amended by a First Amendment to Revolving Credit Agreement, dated as of August 1995, by a Second Amendment to Revolving Credit Agreement, dated as of April 1, 1996, by a Third Amendment to Revolving Credit Agreement dated as of September 25, 1996 (as so amended, the "Original Credit Agreement");

                 WHEREAS, the parties desire to amend and restate the Original Credit Agreement in its entirety upon the terms and conditions set forth herein.

                 NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

                 SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

                 "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

                 "Adjusted CD Rate" has the meaning set forth in Section
2.7(b).

                 "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.7(b).

                 "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Morgan Agent and submitted to the Morgan Agent (with a copy to the Borrower and the Fleet Agent) duly completed by such Bank.

                 "Agreement" shall mean this Amended and Restated Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

                 "Applicable Interest Rate" means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, the lesser of (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed, at the time of calculation, by Borrower's entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Morgan Agent), and (y) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped, at the time of calculation, if Borrower has entered into an interest rate cap agreement with respect thereto.

                 "Applicable Lending Office" means, with respect to any Bank,
(i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

                 "Applicable Margin" means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower's Credit Rating then falls, in accordance with the following table. Any change in Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the Applicable Margin shall be based upon the average of the Applicable Margins applicable to such ratings. In the event that only one Rating Agency has set Borrower's Credit Rating, then the Applicable Margin shall be based on such rating only.

Range of              Applicable
Borrower's            Margin for                   Applicable                    Applicable
Credit Rating         Base Rate                    Margin for                    Margin for Euro
(S&P/Moody's          Loans                        CD Loans                      Dollar Loans
Ratings)              (% per annum)                (% per annum)                 (% per annum)
-------------         -------------                -------------                 -------------
A-/A3 or higher         0                            0.675                       0.550

BBB+/Baal               0                            0.750                       0.625

BBB/Baa2                0                            0.925                       0.800

BBB-/Baa3               0                            1.075                       0.950

Below BBB-/Baa3         0.250                        1.250                       1.125


                 "Approved Bank" shall mean financial institutions  which have
(i)(a) a minimum net worth of $500,000,000 and/ or (b) total assets of $10,000,000,000 and (ii) a minimum long term debt rating of (a) A+ by S&P or
(b) A1 by Moody's.

                 "Assessment Rate" has the meaning set forth in Section 2.7(b).

                 "Assignee" has the meaning set forth in Section 9.6(c).

                 "Available Revolving Credit Amount" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Obligations at such time.

                 "Bank" means each financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term "Bank" shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments.

                 "Bankruptcy Code" shall mean Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

                 "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 0.5% plus the Federal Funds Rate for such day.

                 "Base Rate Loan" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article VIII.

                 "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                 "Borrower" means Avalon Properties, Inc., a Maryland corporation qualified as a real estate investment trust, and its successors.

                 "Borrower's Credit Rating" means Borrower's senior implied rating as assigned by the Rating Agencies or the rating assigned Borrower's senior unsecured long term indebtedness by the Rating Agencies, whichever is applicable.

                 "Borrower's SEC Reports" means the Borrower's annual report on Form 10-K for the year ended December 31, 1995 and Borrower's Form 10-Q for the nine month period ended September 30, 1996, each as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                 "Borrowing" has the meaning set forth in Section 1.3.

                 "Capital Expenditures" shall mean, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Borrower which are capitalized on the balance sheet of the Borrower in conformity with GAAP.

                 "Capitalized Interest" shall mean interest which is not expensed under GAAP.

                 "Cash and Cash Equivalents" shall mean (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, Domestic and Eurodollar certificates of deposit, bankers' acceptances, commercial paper rated at least A-1 by Standard & Poors Corporation ("S&P") and P-1 by Moody's Investors Services, Inc. ("Moody's") and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks,
(v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody's and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank, (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by an AA rating given by S&P or Aa2 rating given by Moody's or better rated credit.

                 "CD Base Rate" has the meaning set forth in Section 2.7(b).

                 "CD Loan" means a Committed Loan to be made by a Bank as a CD Loan pursuant to the applicable Notice of Committed Borrowing.

                 "CD Reference Bank" means Fleet Bank, National Association.

                 "Charges" has the meaning set forth in Section 9.17.

                 "Closing Date" means the date on or after the Effective Date on which the Morgan Agent or the Fleet Agent, as applicable, shall have received the documents specified in or pursuant to Section 3.1.

                 "Co-Agents" shall mean the Co-Managing Agents and the Nationsbank Agent.

                 "Co-Managing Agents" shall mean the Fleet Agent and the Morgan Agent.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S.

Department of Treasury regulations issued pursuant thereto in temporary or final form.

                 "Combined Asset Value" shall mean the book value of the assets of the Borrower (including Minority Holdings) and its Consolidated Subsidiaries, calculated on a consolidated basis, in accordance with GAAP, but without deduction for depreciation and net of monetary obligations which are not for borrowed money (such as accounts payable and working capital liabilities).

                 "Committed Loan" means a loan made by a Bank pursuant to
Section 2.1; provided, that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

                 "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Sections 2.9 and 2.10.

                 "Consolidated Subsidiary" means at any date any Subsidiary or other entity which is consolidated with Borrower in accordance with GAAP.

                 "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to September 30, 1994 in the book value of any asset (other than Real Property Assets) owned by the Borrower or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                 "Construction Asset Cost" shall mean, with respect to Real Property Assets in which construction of improvements has begun (as evidenced by foundation excavation) but have not yet been completed (as such completion shall be evidenced by a certificate of occupancy or its equivalent) the aggregate, good faith estimated cost of construction of such improvements (including land acquisition costs), as such completion shall be evidenced by a certificate of occupancy or its equivalent.

                 "Contingent Obligation" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements, guaranteeing partially or in whole any Non-Recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 4.4 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 15% of Combined Asset Value, the amount in excess of 15% shall be deemed to be a Contingent Obligation of Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, "Contingent Obligations" shall be deemed not to include guarantees of Unadvanced Funds or of construction loans to the extent the same have not been drawn. All matters constituting "Contingent Obligations" shall be calculated without duplication.

                 "Debt" of any Person means, without duplication, (A) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (but only to the extent disbursed with respect to construction loans), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder (except to the extent any such letter of credit is intended as a guaranty of the Debt of a Consolidated Subsidiary), (C) all Contingent Obligations of such Person, (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreement which were not entered into specifically in connection with Debt set forth in clauses (A), (B) or (C) hereof. For purposes of this Agreement, Debt (other than Contingent Obligations) of the Borrower shall be deemed to include only the Borrower's pro rata share (such share being based upon the Borrower's percentage ownership interest as shown on the Borrower's annual audited financial statements) of the Debt of any Person in which the Borrower, directly or indirectly, owns an interest, provided that and to the extent that such Debt
is nonrecourse, both directly and indirectly, to the Borrower.   Debt shall not
include any undrawn but uncancelled amounts under this facility but shall include the aggregate face amount of all letters of credit then issued and outstanding pursuant to this Agreement.

                 "Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Defaulted Non-Recourse Debt" shall have the meaning set forth in Section 5.2 hereof.

                 "Designated Lender" means a special purpose corporation that
(i) shall have become a party to this Agreement pursuant to Section 9.6(d), and
(ii) is not otherwise a Bank.

                 "Designated Lender Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and "Designated Lender Note" means any one of such promissory notes issued under Section 9.6(d) hereof.

                 "Designating Lender" shall have the meaning set forth in
Section 9.6(d) hereof.

                 "Designation Agreement" means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Co-Managing Agents.

                 "Development Projects" shall have the meaning set  forth in
Section 5.1(m) hereof.

                 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Boston, Maryland, Virginia, New Jersey or Connecticut are authorized by law to close.

                 "Domestic Lending Office" means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Co-Managing Agents; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

                 "Domestic Loans" means CD Loans or Base Rate Loans or both.

                 "Domestic Reserve Percentage" has the meaning set forth in
Section 2.7(b).

                 "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.10.

                 "Environmental Affiliate" means any partnership, joint venture, trust or corporation in which an equity interest is owned by the Borrower, either directly or indirectly.

                 "Environmental Approvals" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

                 "Environmental Claim" means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

                 "Environmental Laws" means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contami nants, Materials of Environmental Concern or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Materials of Environmental Concern or wastes or the clean-up or other remediation thereof.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

                 "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

                 "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for interna-tional business (including dealings in dollar deposits) in London.

                 "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Co-Managing Agents.

                 "Euro-Dollar Loan" means a Committed Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Committed Borrowing.

                 "Euro-Dollar Reference Bank" means the principal London offices of Fleet Bank, National Association.

                 "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.7(b).

                 "Event of Default" has the meaning set forth in Section 6.1.

                 "Extension Date" shall have the meaning set forth in Section
2.9.

                 "Extension Notice" shall have the meaning set forth in Section 2.9.

                 "Extension Option" shall have the meaning set forth in Section 2.9.

                 "Facility Fee" is defined in Section 2.8(a).

                 "Facility Fee Percentage" means the applicable percentage per annum determined, at any time, based on the range into which Borrower's Credit Rating then falls, in accordance with the following table. Any change in Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Facility Fee Percentage. In the event that Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the Facility Fee Percentage shall be based upon the average of the Facility Fee Percentages applicable to such ratings. In the event that only one Rating Agency has set Borrower's Credit Rating, then the Facility Fee Percentage shall be based on such rating only.

         Range of Borrower's
         Credit Rating
         (S&P/Moody's             Facility Fee Percentage
         Ratings)                 (% per annum)
         -------------            -------------
         A-/A3 or higher          0.150

         BBB+/Baal                0.150

         BBB/Baa2                 0.150

         BBB-/Baa3                0.300

         Below BBB-/Baa3          0.375

                 "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business

Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Fleet Agent.

                 "FFO" means "funds from operations" defined to mean Net Income
(Loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructurings and sales of properties, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

                 "Fixed Charges" means with respect to any fiscal period, the sum of (a) interest expense according to GAAP (including Capitalized Interest) plus (b) the aggregate of all scheduled principal payments on Debt according to GAAP made during that fiscal period for the Borrower and its Consolidated Subsidiaries and for Debt guaranteed under a Contingent Obligation ( but excluding balloon payments of principal due upon the stated maturity of a
Debt), plus (c) the aggregate of all dividends payable on the Borrower's or any Consolidated Subsidiary's preferred stock. For the purposes of this definition,
(i) interest on Fixed Rate Indebtedness shall be the actual interest payable on such Debt and (ii) interest on Floating Rate Indebtedness shall be assumed to be the greater of (A) the actual interest payable on such Debt or (B) an assumed interest rate of 6 and 1/4% per annum for tax-exempt Debt and an assumed interest rate of 9% per annum for non-tax-exempt Debt, except that, if any of the foregoing in (A) or (B) above is subject to an interest rate cap agreement purchased by the

Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Debt or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on the Borrower's or any Consolidated Subsidiary's common stock be included in Fixed Charges.

                 "Fixed Rate Indebtedness" means all Debt which accrues interest at a fixed rate.

                 "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1) or any combination of the foregoing.

                 "Fleet" means Fleet Bank, National Association.

                 "Fleet Agent" means Fleet Bank, National Association, in its capacity as co-agent for the Banks hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

                 "Floating Rate Indebtedness" means all Debt which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

                 "Fronting Bank" means any of Morgan, Fleet or Dresdner Bank AG, New York Branch and Grand Cayman Branch, or NationsBank, National Association, which is designated by Borrower in its Notice of Committed Borrowing as the Bank which shall issue a Letter of Credit with respect to such Notice of Committed Borrowing.

                 "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                 "Group of Loans" means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Euro-Dollar Loans having the same Interest Period at such time or
(iii) all CD Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

                 "Indemnitee" has the meaning set forth in Section 9.3(b).

                 "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Committed Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90, or 180 days (or one year, if available, as such availability may be determined by the Fleet Agent in its sole discretion) thereafter, as the Borrower may elect in the applicable Notice of Committed Borrowing; provided that:

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month;

                 (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.10 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above; and

                 (d) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(2) with respect to each CD Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Committed Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60 or 90 days (or 180 days, if available, as such availability may be determined by Fleet Agent in its sole discretion) thereafter, as the Borrower may elect in the applicable Notice of Committed Borrowing; provided that:

                 (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

                 (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section
         2.10 but does not end on such date, then (i) the principal amount (if any) of each CD Loan required to be repaid on such date shall have an

         Interest Period ending on such date and (ii) the remainder (if any) of each such CD Loan shall have an Interest Period determined as set forth above; and

                 (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Committed Borrowing or on the date specified (or deemed specified) in the applicable Notice of Interest Rate Election and ending 30 days thereafter; provided that:

                 (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

                 (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.10 but does not end on such date, then (i) the principal amount (if any) of each Base Rate Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Base Rate Loan shall have an Interest Period determined as set forth above; and

                 (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(4) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending 30, 60, 90, or 180 days thereafter, as the Borrower may elect in accordance with Section 2.3; provided that:

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month;

                 (c) if any Interest Period includes a date on which a payment of principal of Loans is required to be made under Section
         2.10 but does not end on such date, then (i) the principal amount (if any) of each Money Market LIBOR Loan required to be repaid on such date and (ii) the remainder (if any) of each such Money Market LIBOR Loan shall have an Interest Period determined as set forth above; and

                 (d) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(5) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 14 days nor longer than 30 days) as the Borrower may elect in accordance with Section 2.3; provided that:

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

                 (b) if any Interest Period includes a date on which a payment of principal of Loans is required to be made under Section
         2.10 but does not end on such date, then (i) the principal amount (if any) of each Money Market Absolute Rate Loan required to be repaid on such date and (ii) the remainder (if any) of each such Money Market Absolute Rate Loan shall have an Interest Period determined as set forth above; and

                 (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

                 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                 "JPMSI" means J.P. Morgan Securities Inc.

                 "Legal Rate" has the meaning set forth in Section 9.17.

                 "Letter(s) of Credit" shall have the meaning provided in
Section 2.2.

                 "Letter of Credit Collateral" shall have the meaning provided in Section 6.4.

                 "Letter of Credit Collateral Account" shall have the meaning provided in Section 6.4.

                 "Letter of Credit Documents" shall have the meaning provided in Section 2.16.

                 "Letter of Credit Usage" means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of Borrower's unpaid obligations under this Agreement in respect of the Letters of Credit.

                 "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

                 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the effect of creating a security interest, in respect of such asset. For purposes of this definition, materialman's, mechanic's and labor liens shall not be included in the definition of Lien. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "Limited Minority Holdings" means Minority Holdings in which either (i) Borrower has a less than forty percent (40%) ownership interest or
(ii) Borrower neither controls nor shares control of the management of such Minority Holdings. As used in this definition only, the term "control" shall mean the authority to make major management decisions as well as the management of day-to-day operations of such entity.

                 "Loan" means a Domestic Loan, a Euro-Dollar Loan, or a Money Market Loan and "Loans" means Domestic Loans, Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

                 "Loan Documents" means this Agreement and the Notes.

                 "London Interbank Offered Rate" has the meaning set forth in
Section 2.7(b).

                 "Margin Stock" shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

                 "Material Adverse Effect" means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature, which does or could reasonably be expected to, (i) materially and adversely impair, on more than an interim basis, the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to fulfill its material obligations, or (ii) cause a Default.

                 "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

                 "Materials of Environmental Concern" means and includes pollutants, contaminants, wastes, toxic and hazardous substances, petroleum and petroleum by-products.

                 "Maturity Date" shall mean the date when all of the Obligations hereunder shall be due and payable which shall be March 31, 2000, unless extended pursuant to the terms of Section 2.9 or unless accelerated pursuant to the terms hereof.

                 "Maximum Revolving Credit Amount" means, at any particular time, the Commitments at such time.

                 "Minority Holdings" means partnerships and corporations held or owned by the Borrower which are not consolidated with Borrower on Borrower's financial statements.

                 "Money Market Absolute Rate" has the meaning set forth in
Section 2.3(d).

                 "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

                 "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Morgan Agent; provided that any Bank may from time to time by notice to the Borrower and the Morgan Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

                 "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.1).

                 "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

                 "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii)(C).

                 "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

                 "Morgan" means Morgan Guaranty Trust Company of New York, in its individual capacity.

                 "Morgan Agent" means Morgan Guaranty Trust Company of New York in its capacity as co-agent for the Banks hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

                 "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

                 "Net Income" shall mean net income of the Borrower (including any income attributable to Borrower's ownership in Minority Holdings) and its Consolidated Subsidiaries determined in accordance with GAAP.

                 "Net Operating Cash Flow" shall mean Net Income of the Borrower plus depreciation and amortization and interest (to the extent previously deducted from Net Income) but less Capital Expenditures which are not related to new construction or significant rehabilitation at any Real Property Asset during the applicable period. As used herein, the term "significant rehabilitation" shall mean a rehabilitation that occurs less than six months after Borrower acquires a Real Property Asset or has an aggregate cost (with respect to any individual Real Property Asset) equal to or in excess of $2,000 per apartment unit at such Real Property Asset.

                 "Net Present Value" shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation; provided however, that such amounts shall be deemed to have been incurred on January 1 of the applicable calendar year.

                 "Non-Recourse Debt" shall means Debt of the Borrower or any Consolidated Subsidiary for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non-recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental, as are usual and customary in like transactions at the time of the incurrence of such Debt).

                 "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, together with any Designated Lender Notes, and "Note" means any one of such promissory notes issued hereunder.

                 "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.4), or a Notice of Money Market Borrowing (as defined in Section 2.3(f)).

                 "Notice of Interest Rate Election" has the meaning set forth in Section 2.17.

                 "Obligations" means all obligations, liabilities and indebtedness of every nature of the Borrower, from time to time owing to any Bank under or in connection with this Agreement or any other Loan Document, including, without limitation, (i) the outstanding principal amount of the Committed Loans at such time, plus (ii) the Letter of Credit Usage at such time, plus (iii) the outstanding principal amount of any Money Market Loans at such time.

                 "Operating Lease" means, with respect to any Person, any lease of an asset which is not a lease required to be capitalized under GAAP, other than any such lease under which such Person is the lessor.

                 "Operating Rent" means, as of the last day of any fiscal period, the aggregate rent payable with respect to that fiscal period to a lessor under an Operating Lease.

                 "Parent" means, with respect to any Bank, any Person controlling such Bank.

                 "Participant" has the meaning set forth in Section 9.6(b).

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Period Fraction" means with respect to any period of time, a fraction, the numerator of which is the actual number of days in such period, and the denominator of which is three hundred and sixty (360).

                 "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

                 "Prepayment Date" shall have the meaning set forth in Section 2.10.

                 "Prime Rate" means the rate of interest publicly announced by Fleet Bank, National Association from time to time as its Prime Rate.

                 "Rating Agencies" means, collectively, Standard & Poor's Ratings Group and Moody's Investors' Services, Inc.

                 "REOC" shall have the meaning set forth in Section 4.6(c).

                 "Real Property Assets" means the real property assets (including interests in participating mortgages in which the Borrower's interest therein is characterized as equity according to GAAP) currently owned directly or indirectly by the Borrower and listed on Schedule 4.15(a) annexed hereto, as such may be modified from time to time to reflect sales, transfers, assignments, conveyances, acquisitions and purchases of real property assets.

                 "Reference Banks means the CD Reference Bank or the Euro-Dollar Reference Bank, as the context shall require, and "Reference Bank" means any one of such Reference Banks.

                 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Required Banks" means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

                 "Secured Debt" means Debt of the Borrower and its Consolidated Subsidiaries secured by a Lien.

                 "Stabilized Real Estate Value" means, with respect to any period, the preceding three (3) month Net Operating Cash Flow of the Real Property Assets on an annualized basis capitalized at a rate of 9%.

                 "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                 "Solvent" means, with respect to any Person, that the fair saleable value of such Person's assets exceeds the Debts of such Person.

                 "Term" has the meaning set forth in Section 2.9.

                 "Termination Event" shall mean (i) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA.

                 "Unadvanced Funds" shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise (in the case of a loan to another Person, Borrower's share of the Debt shall be calculated in the same manner as that set forth in the last sentence of the definition of "Debt").

                 "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

                 "Unimproved Assets" means Real Property Assets upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent.

                 "Unimproved Asset Value" means the book value of Unimproved Assets, determined in accordance with GAAP.

                 "Unimproved Land" means Real Property Assets upon which no construction of material improvements has been or is expected to be commenced in a material way within ninety (90) days from the date such Real Property Asset was acquired by Borrower or, as applicable, its Consolidated Subsidiary, as certified to the Fleet Agent by the chief financial officer of Borrower; Real Property Assets which have previously been excluded from this definition as the result of the delivery of the above-referenced certification will be deemed to be Unimproved Land if, after the delivery of such certification, no such construction is commenced within such ninety day period and will continue to be deemed Unimproved Land until such time as the chief financial officer of Borrower shall certify to Fleet Agent that construction of material improvements has commenced therein in a material way.

                 "Unimproved Land Value" means the book value of Unimproved Land, determined in accordance with GAAP.

                 "United States" means the United States of America, including the fifty states and the District of Columbia.

                 "Unleveraged Assets" means (i) Real Property Assets which are not subject, in any part, to a Lien and which are not (a) Unimproved Assets or
(b) owned directly or indirectly by a Limited Minority Holding and (ii) Cash and Cash Equivalents of Borrower or its Consolidated Subsidiaries which are not subject, in any part, to a Lien.

                 "Unleveraged Asset Value" means the book value of Unleveraged Assets, determined in accordance with GAAP (but without deduction for depreciation).

                 "Unsecured Debt" means Debt of the Borrower and all Consolidated Subsidiaries which is not secured by a Lien.

                 SECTION 1.2.  Accounting Terms and Determinations.   Unless
otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Fleet Agent; provided that, if the Borrower notifies the Fleet Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Fleet Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.

                 SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Fixed Rate Borrowing" is a Euro-Dollar Borrowing, a CD Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to
Section 8.1), and a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).


                                  ARTICLE II

                                  THE CREDITS

                 SECTION 2.1. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower or participate in Letters of Credit issued by the Fronting Bank on behalf of Borrower pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding together with such Bank's pro rata share of Letter of Credit Usage shall not exceed the amount of its Commitment. The aggregate amount of Committed Loans together with Letter of Credit Usage and outstanding Money Market Loans shall not exceed One Hundred Seventy-Five Million Dollars ($175,000,000). Each Borrowing outstanding under this Section
2.1 (other than a Borrowing in connection with a draw under a Letter of Credit) shall be in an aggregate principal amount of $500,000, or an integral multiple of $500,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(c)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

                 SECTION 2.2. Notice of Committed Borrowing. (a) The Borrower shall give the Fleet Agent notice not later than 10:00 a.m. (New York City time) (x) one Domestic Busi-ness Day before each Base Rate Borrowing, (y) three Euro-Dollar Business Days before each Euro-Dollar Borrowing or (z) three Domestic Business Days before each CD Borrowing, specifying:

                 (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                 (ii)  the aggregate amount of such Borrowing,

                 (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans, CD Loans or Euro-Dollar Loans, and

                 (iv) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                 (b) The Borrower shall give the Fleet Agent and the designated Fronting Bank, written notice that it desires to have Letters of Credit (a "Letter of Credit") issued hereunder no later than 10:00 A.M., New York City time, at least four (4) Domestic Business Days prior to the date of such issuance. Each such notice shall specify (i) the designated Fronting Bank, (ii) the aggregate amount of the requested Letters of Credit, (iii) the individual amount of each requested Letters of Credit and the number of Letters of Credit to be issued, (iv) the date of such issuance (which shall be a Domestic Business Day), (v) the name and address of the beneficiary, (vi) the expiration date of the Letter of Credit (which in no event shall be later than ten (10) Domestic Business Days prior to the Maturity Date), (vii) the purpose and circumstances for which such Letter of Credit is being issued, and (viii) the terms upon which each such Letters of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank). Each such notice may be revoked telephonically by Borrower to each of the applicable Fronting Bank and the Fleet Agent any time prior to the date of issuance of the Letter of Credit by the applicable Fronting Bank, provided such revocation is confirmed in writing by Borrower to Fronting Bank and the Fleet Agent within one (1) Domestic Business Day by facsimile. No later than 10:00 A.M. New York City time on the date that is four (4) Domestic Business Days prior to the date of issuance, Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require Fronting Bank to make a payment under the Letter of Credit; provided that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the following Domestic Business Day that such draft is presented if such presentation is made later than 10:00 A.M. New York City time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Domestic Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the applicable Fronting Bank no later than 10:00 A.M. New York City time and provided further that, prior to the issuance of such Letter of Credit, Borrower shall have requested to Fronting Bank and Fleet Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

                 SECTION 2.3  Money Market Borrowings.

                 (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) the Maximum Revolving Credit Amount and (ii) $75,000,000. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

                 (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Morgan Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit D hereto so as to be received not later than 10:30 A.M. (New York City time) on

(x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Morgan Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

                 (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

                 (ii) the aggregate amount of such Borrowing, which shall be $25,000,000 or a larger multiple of $500,000,

                 (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

                 (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate, and

                 (v) whether the Borrower has notified First Union National Bank of North Carolina that it has requested offers to make a Money Market Loan under this Agreement.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Morgan Agent may agree) of any other Money Market Quote Request.

                 (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Morgan Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit E hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

                 (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Morgan Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Morgan Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Morgan Agent (or any affiliate of the Morgan Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Morgan Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Morgan Agent given on the instructions of the Borrower. Such Money Market Loans may be funded by such Bank's Designated Lender (if any) as provided in Section 9.6(d), however such Bank shall not be required to specify in its Money Market Quote whether such Money Market Loan will be funded by such Designated Lender.

                 (ii) Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:

                 (A)  the proposed date of Borrowing,

                 (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $500,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

                 (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

                 (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

                 (E)  the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

                 (iii) Any Money Market Quote shall be disregarded if it:

                 (A) is not substantially in conformity with Exhibit F hereto or does not specify all of the information required by subsection (d)(ii) above;

                 (B)  contains qualifying, conditional or similar language;

                 (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

                 (D)  arrives after the time set forth in subsection (d)(i).

                 (e) Notice to Borrower. The Morgan Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Morgan Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Morgan Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

                 (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Morgan Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Morgan Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

                 (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

                 (ii) the principal amount of each Money Market Borrowing must be $25,000,000 or a larger multiple of $500,000;

                 (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

                 (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

                 (g) Allocation by Morgan Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Morgan Agent among such Banks as nearly as possible (in multiples of $500,000, as the Morgan Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.
Determinations by the Morgan Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

                 (h) Notification by Morgan Agent. Upon receipt of the Borrower's Notice of Money Market Borrowing in accordance with Section 2.3(f) hereof, the Morgan Agent shall, on the date such Notice of Money Market Borrowing is received by the Morgan Agent, notify the Fleet Agent and each Bank of the principal amount of the Money Market Borrowing accepted by the Borrower and of such Bank's share (if any) of such Money Market Borrowing and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower. A Bank who is notified that it has been selected to make a Money Market Loan may designate its Designated Lender (if any) to fund such Money Market Loan on its behalf, as described in Section 9.6(d). Any Designated Lender which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Money Market Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

                 SECTION 2.4.  Notice to Banks; Funding of Loans.

                 (a)  Upon receipt of a notice from Borrower in accordance with
Section 2.2 hereof (each such notice being a "Notice of Committed Borrowing"), the Fleet Agent shall, on the date such Notice of Committed Borrowing is received by the Fleet Agent, notify Morgan Agent and each Bank of the contents thereof and of such Bank's share of such Borrowing and, unless such Notice of Committed Borrowing is for the issuance of a Letter of Credit, such Notice of Committed Borrowing shall not thereafter be revocable by the Borrower.

                 (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing as indicated in the Notice of Committed Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Federal funds immediately available in New York City, to the Fleet Agent at its address referred to in Section 9.1.
If Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (New York City time) on the date of such issuance as indicated in the Notice of Committed Borrowing, Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to Borrower, with a copy thereof to Fleet Agent and Morgan Agent. Immediately upon the issuance of each Letter of Credit by Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed to, and hereby agrees to, have irrevocably and unconditionally purchased and received from Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank's ratable share thereof (based upon the ratio its Commitment bears the aggregate of all Commitments). Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The applicable Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw. Unless the Co-Managing Agents determine that any applicable condition specified in Article III has not been satisfied, the Fleet Agent will instruct the applicable Fronting Bank to make such Letter of Credit available to the Borrower and such Fronting Bank shall make such Letter of Credit available to the Borrower at the Borrower's aforesaid address on the date of the Borrowing. Without in any way implying a right of Fronting Bank not to issue a Letter of Credit as provided for herein, if a Fronting Bank shall fail to issue a Letter of Credit (notwithstanding that the applicable conditions specified in Article III have been satisfied), the Borrower may designate a substitute Fronting Bank, provided that the notice periods set forth in Section 2.2(b) above shall begin anew.

                 (c) Unless the Fleet Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not, as applicable, make available to the Fleet Agent such Bank's share of such Borrowing, the Fleet Agent may assume that such Bank has made such share available to the Fleet Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Fleet Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Fleet Agent, such Bank and the Borrower severally agree to repay to the Fleet Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Fleet Agent, at (i) in the case of the

Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Fleet Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

                 SECTION 2.5.  Notes.

                 (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

                 (b) Each Bank may, by notice to the Borrower and the Co-Managing Agents, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by Fleet Agent or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

                 (c) Upon receipt of each Bank's Note pursuant to Section 3.1(a), the Fleet Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connec-tion with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

                 (d) The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

                 (e) There shall be no more than fifteen (15) Euro-Dollar Loans and CD Loans outstanding at any one time.

                 SECTION 2.6.  Letters of Credit.   (a)  Subject to the terms
contained in this Agreement and the other Loan Documents, upon the receipt of a Notice of Committed Borrowing requesting the issuance of a Letter of Credit, Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form or as is reasonably acceptable to Borrower, in an aggregate amount equal to the amount requested, provided that after the issuance of such Letters of Credit,
(i) the Letter of Credit Usage shall not exceed, in the aggregate, fifty percent (50%) of the aggregate Commitments of the Banks, (ii) the Letter of Credit Usage, when added to the aggregate principal amount of the Loans outstanding or requested, shall not exceed, in the aggregate, the aggregate Commitments of the Banks at such time, and (iii) with respect to each Bank, the aggregate participations of such Bank with respect to the Letter of Credit Usage shall not exceed, in the aggregate, fifty percent (50%) of the Commitment of such Bank at such time.

                 (b) Each Letter of Credit shall be issued in the minimum aggregate amount of Fifty Thousand Dollars ($50,000) or any amount in excess of thereof.

                 (c) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, Fronting Bank shall notify Borrower and the Co-Managing Agents (and Fleet Agent shall promptly notify each Bank thereof) on or before the date on which Fronting Bank intends to honor such drawing, and, except as provided in this subsection (c), Borrower shall reimburse Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless Borrower shall have notified the Co-Managing Agents and Fronting Bank prior to 11:00 a.m. (New York time) on the Domestic Business Day immediately prior to the date of such drawing that Borrower intends to reimburse Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, Borrower shall be deemed to have timely given a Notice of Committed Borrowing pursuant to Section 2.2 to Fleet Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each Bank shall, in accordance with Section 2.4(b), make available its share of such Borrowing to Fleet Agent, the proceeds of which shall be applied directly by Fleet Agent to reimburse Fronting Bank for the amount of such draw. In the event that any Bank fails to make available to Fronting Bank the amount of such Bank's participation on the date of a drawing, Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date of drawing.

                 (d) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including Fronting
Bank) or (b) impose on any Bank any other condition regarding this Agreement or such Bank (including Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (a) or(b) shall be to increase the cost to the Fronting Bank or any Bank of issuing or maintaining any Letter of Credit or participating therein then the Borrower shall pay to the Fronting Bank or such Bank, upon written demand therefor to the Borrower from the Fleet Agent, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder together with interest thereon at the Federal Funds Rate plus the Applicable Margin on Base Rate Loans at such time. The amount specified in the written demand shall, absent manifest error, be final and conclusive and binding upon the Borrower.

                 (e) Borrower hereby agrees to protect, indemnify, pay and save Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and disbursements) which Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or wilful misconduct of Fronting Bank or (ii) the failure of Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, "Governmental Acts"). As between Borrower or any Fronting Bank, Borrower assumes all risks of the acts and omission of, or misuses of the Letters of Credit issued by Fronting Bank by the beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of Fronting Bank including any Government Acts. None of the above shall affect, impair or prevent the vesting of Fronting Bank's rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put Fronting Bank under any resulting liability to Borrower.

                 (f) If Fronting Bank or Fleet Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to Bor-rower any reimbursement by Borrower of any drawing under any Letter of Credit, each Bank shall pay to Fronting Bank or Fleet Agent, as the case may be, its share of such payment, but without interest thereon unless Fronting Bank or Fleet Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that Fronting Bank or Fleet Agent is required to pay.

                 SECTION 2.7.  Interest Rates.

                 (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Fixed Rate Loan pursuant to Section 2.17 or at the Maturity Date, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable for each Interest Period on the last day thereof.

                 (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for CD Loans for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan or any portion thereof shall, as a result of clause (2)(a) or (2)(b)(i) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof, or if such Interest Period is longer than three months, at intervals of 90 days after the first day thereof.

                 The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                      [ CDBR       ]*
             ACDR   = [ ---------- ]  + AR
                      [ 1.00 - DRP ]

             ACDR   =  Adjusted CD Rate
             CDBR   =  CD Base Rate
             DRP    =  Domestic Reserve Percentage
             AR     =  Assessment Rate

         -------------
         * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

                 The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Fleet Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from the CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

                 "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

                 "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

                 (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of 90 days after the first day thereof.

                 The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the London Interbank Offered Rate applicable during such Interest Period by (ii)
1.00 minus the Euro-Dollar Reserve Percentage.

                 The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

                 "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                 (d) Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market

Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

                 (e) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Prime Rate and four percent (4%).

                 (f) The Fleet Agent shall determine each interest rate applicable to the Loans hereunder. The Fleet Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                 (g) The Reference Bank agrees to use its best efforts to furnish quotations to the Fleet Agent as contemplated by this Section. If the Reference Bank does not furnish a timely quotation, the provisions of Section
8.1 shall apply.

                 SECTION 2.8.  Fees.

                 (a) Facility Fee. The Borrower shall pay to the Fleet Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee accruing at a rate per annum equal to the then applicable Facility Fee Percentage on the Maximum Revolving Credit Amount, such fee being payable quarterly in arrears. The Facility Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term.

                 (b) Letter of Credit Fee. During the Term, but provided that no Event of Default shall have occurred and be continuing, Borrower shall pay to the Fleet Agent, for the account of the Banks in proportion to their interests in respective undrawn issued Letters of Credit, a Letter of Credit Fee in an amount equal to the LC Applicable Rate per annum on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term.
From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to 4% per annum on the daily average of such issued and undrawn Letters of Credit. For purposes hereof, the "LC Applicable Rate" shall be deemed to mean the respective percentages per annum determined, at any time, based upon the range into which Borrower's Credit Rating then falls, in accordance with the following table. Any change in Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate change in the LC Applicable Rate. In the event that Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the LC Applicable Rate shall be based upon the average of the LC Applicable Rates applicable to such ratings. In the event that only one Rating Agency has set Borrower's Credit

Rating, then the LC Applicable Rate shall be based on such rating only.

Range of Borrower's
Credit Rating
(S&P/Moody's                               LC Applicable Rate
Ratings)                                   (% per annum)
-------------                              -------------
A-/A3 or higher                                    0.575

BBB+/Baal                                          0.750

BBB/Baa2                                           0.875

BBB-/Baa3                                          1.000

Below BBB-/Baa3                                    1.500

                 (c) Fronting Bank Fee. The Borrower shall pay any Fronting Bank which on the date of the issuance of a Letter of Credit has a senior unsecured credit rating of "AAA" or "Aaa" from Standard & Poor's Rating Group or Moody's Investors' Services, respectively, for its own account, a fee (a "Fronting Bank Fee") at a rate per annum equal to .15% of the issued and undrawn amount of such Letter of Credit, which fee shall be in addition to an not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term.

                 (d)  Fees Non-Refundable.  All fees set forth in this Section
2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Co-Managing Agents, and the Banks regardless of whether any Loans are actually made.

                 SECTION 2.9.  Mandatory Expiration; Extension Options.

                 The term (as such may be extended pursuant to the terms of this Section 2.9, the "Term") of the Commitments shall terminate and expire on the third (3rd) anniversary of the Effective Date (the "Maturity Date"), except that, subject to the following conditions, the Borrower shall have two options (each, an "Extension Option") exercisable upon delivery by the Borrower of written notice thereof to the Co-Managing Agents (each, an "Extension Notice") on or before 60 days prior to Maturity Date to extend the Term of the Commitments and the Maturity Date for additional one year periods, such that, in the event that the first Extension Option is exercised the Term and the Maturity Date shall be extended until the fourth (4th) anniversary of the Effective Date and if both the first and the second Extension Options are exercised, the Term and the Maturity Date shall be extended until the fifth
(5th) anniversary of the Effective Date. Upon receipt of an Extension Notice, Fleet Agent shall promptly deliver copies of the same to the Banks. The Borrower's right to exercise the first Extension Option shall be subject to the following terms and conditions: (i) the Banks holding no less than 75% of the aggregate Commitments consent in writing to such Extension within thirty (30) days after the Fleet Agent's receipt of the first Extension Notice, which consent shall be in the sole discretion of the Banks, (ii) no Default or Event of Default shall have occurred and be continuing both on the date Borrower delivers the Extension Notice to the Fleet Agent and on March 31, 2000 (the "First Extension Date"), (iii) Borrower's Credit Rating shall be no lower than BBB/Baa2, and (iv) the Borrower shall pay to the Fleet Agent, for the account of the Banks, on the First Extension Date a fee equal to .125% of the then uncancelled Commitments. The Borrower's right to exercise the second Extension Option shall be subject to the following terms and conditions: (i) Borrower shall have exercised, and the requisite Banks shall have consented to the exercise of, the first Extension Option, (ii) the Banks holding no less than 75% of the aggregate Commitments consent in writing to such Extension within thirty (30) days after the Fleet Agent's receipt of the second Extension Notice, which consent shall be in the sole discretion of the Banks, (iii) no Default or Event of Default shall have occurred and be continuing both on the date Borrower delivers the second Extension Notice to the Fleet Agent and on March 31, 2001 (the "Second Extension Date"), (iv) Borrower's Credit Rating shall be no lower than BBB/Baa2, and (v) the Borrower shall pay to the Fleet Agent, for the account of the Banks, on the Second Extension Date a fee equal to .125% of the then uncancelled Commitments. Borrower's delivery of any Extension Notice shall be irrevocable except that Borrower may revoke the Extension Notice only if, upon the expiration of the thirty (30) day period set forth for the consent of the requisite Banks, less than 100% of the Banks shall have consented in writing to such Extension or earlier if at least one Bank has refused to consent in writing to such Extension, provided that, in any case, such revocation shall be delivered to the Fleet Agent in writing no less than fifteen (15) days prior to the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date and any undrawn and issued Letters of Credit shall be returned to the Fleet Agent. In the event that Banks holding less than 100% but no less than 75% of the aggregate Commitments consent to the extension of the term, commencing on either the First Extension Date or the Second Extension Date, as the case may be, and Borrower does not revoke the Extension Notice as permitted by this
Section 2.9, the aggregate Commitment shall be reduced by the Commitments of the Banks not consenting to the applicable Extension and on the applicable Extension Date, such non-consenting Banks shall be released from any obligations to Borrower hereunder. On the applicable Extension Date, the non-consenting Banks shall receive from Borrower and Borrower shall pay to such non-consenting Banks all amounts due to such non-consenting Banks with respect to their respective Commitments as if such date were the Maturity Date with respect to such Commitments and the failure of the Borrower to repay such amounts and return any Letters of Credit issued by such non-consenting Banks (including any Letters of Credit in which such non-consenting Banks have participated) on the applicable Extension Date shall constitute an Event of Default hereunder. Unless (i) Borrower shall have notified the Co-Managing Agents prior to 11:00 a.m. (New York time) on the Domestic Business Day immediately prior to an Extension Date that Borrower intends to pay Fleet Agent any such amounts due to such non-consenting Banks or (ii) the Available Revolving Credit Amount is insufficient to pay the amount(s) due to such non-consenting Banks, Borrower shall be deemed to have timely given a Notice of Committed Borrowing pursuant to Section 2.2. to Fleet Agent, requesting a Borrowing of Base Rate Loans on the Extension Date in an amount equal to the amount due to such non-consenting Banks.

                 SECTION 2.10. Mandatory Prepayment. If at any time (i) the Borrower or any Consolidated Subsidiary sells, transfers, assigns or conveys assets, the book value of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, foreclosures, or conveyances occurring within the Term equals or exceeds $200,000,000 in any eighteen (18) month period, or (ii) aggregate Limited Minority Holdings of the Borrower and its Consolidated Subsidiaries exceed fifteen percent (15%) of Combined Asset Value (the date either such event shall occur being the "Prepayment Date"), the Commitments shall be terminated and Borrower shall be required to prepay the Loans in their entirety as if the Prepayment Date is the Maturity Date. Borrower shall immediately make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the applicable Fronting Bank. In connection with the prepayment of a Fixed Rate Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Each such prepayment shall be applied to prepay ratably the Loans of the Banks. Amounts prepaid pursuant to this Section 2.10 may not be reborrowed. As used in this Section 2.10 only, the phrase "sells, transfers, assigns or conveys" shall not include (i) sales or conveyances among Borrower and any Consolidated Subsidiaries, or (ii) mortgages secured by Real Property Assets.

                 SECTION 2.11.  Optional Prepayments.

                 (a) The Borrower may, upon at least one (1) Domestic Business Day's notice to the Fleet Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating Five Hundred Thousand Dollars ($500,000) or any larger multiple of Five Hundred Thousand Dollars ($500,000), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

                 (b) The Borrower may, upon at least one (1) Domestic Business Day's notice to the Fleet Agent (by 11:00 a.m New York time of such Domestic Business Day), reimburse the Fleet Agent on behalf of the appropriate Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

                 (c) The Borrower may at any time return any undrawn Letters of Credit to the Fronting Bank in whole, but not in part and the Fronting Bank shall promptly give Fleet Agent and each of the Banks notice of such return.

                 (d) Except as provided in Article 8, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or CD Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least three (3) Euro-Dollar Business Days notice to the Fleet Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included.

                 (e)  The Borrower may not prepay any Money Market Loan.

                 (f) The Borrower may at any time and from time to time cancel all or any part of the Commitments by the delivery to the Co-Managing Agents of a notice of cancellation within the applicable time periods set forth in Sections 2.11(a) and (d) if there are Loans then outstanding or, if there are no Loans outstanding at such time, upon at least five (5) Domestic Business Days notice to Fleet Agent, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (d). Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. In no event shall Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless Borrower returns such Letter of Credit to the applicable Fronting Bank.

                 (g) Upon receipt of a notice of prepayment or cancellation or a return of a Letter of Credit pursuant to this Section, the Fleet Agent shall promptly notify the Morgan Agent and each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment or cancellation and such notice shall not thereafter be revocable by the Borrower.

                 (h) Any amounts so prepaid pursuant to Section 2.11 (a), (b),
(c) or (d) may be reborrowed. In the event Borrower elects to cancel all or any portion of the Commitments pursuant to Section 2.11(f) hereof, such amounts may not be reborrowed.

                 SECTION 2.12.  General Provisions as to Payments.

                 (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Fleet Agent at its address referred to in
Section 9.1. The Fleet Agent will promptly distribute to each Bank its ratable share of each such payment received by the Fleet Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or CD Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                 (b) Unless the Fleet Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Fleet Agent may assume that the Borrower has made such payment in full to the Fleet Agent on such date and the Fleet Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Fleet Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Fleet Agent, at the Federal Funds Rate.

                 SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.7(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a), 2.11(c), or 2.17(c), or if Borrower shall deliver a Notice of Interest Rate Election specifying that a Fixed Rate Loan shall be converted on a date other than the first (lst) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Fleet Agent for delivery to Borrower) for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to Fleet Agent and Fleet Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth the basis for such loss or expense and shall be conclusive in the absence of manifest error.

                 SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate or Federal Funds Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                 SECTION 2.15. Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for the acquisition, development, financing (except that Letters of Credit which are used for credit enhancement may only be used in connection with financings in the tax exempt market) and improvement of multi-family apartment buildings and general working capital needs of the Borrower.

                 SECTION 2.16. Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and such other agreement or instrument under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

         (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Letter of Credit Documents") or any Loan Document;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document, provided that no Fronting Bank shall consent to any such change or amendment unless previously consented to in writing by the Borrower;

         (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

         (d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Morgan Agent, the Fleet Agent, the Fronting Bank or any Bank (other than a defense based on the gross negligence or wilful misconduct of the Morgan Agent, the Fleet Agent, Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

         (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct of the Fronting Bank;

         (f) payment by the Fronting Bank against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct of the Fronting Bank; and

         (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided that such other circumstance or happening shall not have been the result of gross negligence or wilful misconduct of the Fronting Bank or any issuing Bank.

                 Section 2.17. Method of Electing Interest Rates.Section 2.17.
Method of Electing Interest Rates.   (a) The Loans included in each Borrowing
shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article
VIII), as follows:

                 (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans or CD Loans as of any Euro-Dollar Business Day;

                 (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower in the Notice of Interest Rate Election, provided Borrower shall pay any losses pursuant to
Section 2.13.

                 (iii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-

Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans or on such other date designated by Borrower in the Notice of Interest Rate Election, provided Borrower shall pay any losses pursuant to Section 2.13.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Fleet Agent at least three (3) Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $500,000, (iii) there shall be no more than fifteen (15) Euro-Dollar Loans and CD Loans outstanding at any time, (iv) no Loan may be continued as, or converted into, a Fixed Rate Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.

                 (b)  Each Notice of Interest Rate Election shall specify:

                 (i) the Group of Loans (or portion thereof) to which such notice applies;

                 (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

                 (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are

Fixed Rate Loans, the duration of the initial Interest Period applicable thereto; and

                 (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

                 (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Fleet Agent shall notify Morgan Agent and each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Fleet Agent for any Group of Euro-Dollar Loans or CD Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

                                 ARTICLE III

                                  CONDITIONS


         SECTION 3.1. Closing. The closing hereunder shall occur on the date (the "Closing Date") when each of the following conditions is satisfied (or waived by the Morgan Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

         (a) the Borrower shall have executed and delivered to the Fleet Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.5;

         (b) the Borrower, the Co-Managing Agents and each of the Banks shall have executed and delivered to the Borrower and the Co-Managing Agents a duly executed original of this Agreement;

         (c) the Morgan Agent shall have received an opinion of Cuddy & Feder, New York and David, Hagner, Kuney & Davison, P.C. Maryland counsel for the Borrower, acceptable to the Morgan Agent, the Banks and their counsel;

         (d) the Morgan Agent shall have received all documents the Morgan Agent may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Morgan Agent. Such documentation shall include, without limitation, the articles of incorporation of the Borrower, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of Maryland and from the Secretary of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business, each to be dated not more than thirty (30) days prior to the Closing Date;

         (e) the Morgan Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and Section 3.2, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Morgan Agent in its sole discretion;

         (f) the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower;

         (g) the Morgan Agent shall be satisfied that the Borrower is not subject to any present or contingent environmental liability which could have a Material Adverse Effect;

         (h) the Fleet Agent shall have received wire transfer instructions in connection with the Loans to be made on the Closing Date;

         (i) the Fleet Agent shall have received, for its and any other Bank's account, all fees due and payable pursuant to Section 2.8 hereof on or before the Closing Date, and the fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom;

         (j) the Morgan Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect; and

         (k) the Morgan Agent shall have received the audited financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ending December 31, 1995.

         SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of Fronting Bank to issue a Letter of Credit on the occasion of any Borrowing is subject to the satisfaction of the following conditions (as determined by both Co-Managing Agents):

         (a) the Closing Date shall have occurred on or prior to March 31, 1997;

         (b) receipt by the Fleet Agent of a Notice of Borrowing as required by Section 2.2 and 2.4 or 2.3;

         (c) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans and Letter of Credit Usage will not exceed the aggregate amount of the Commitments and with respect to each Bank, such Bank's pro rata portion of the Committed Loans and Letter of Credit Usage will not exceed such Bank's Commitment;

         (d) immediately after such Borrowing, the aggregate outstanding undrawn issued Letters of Credit shall not exceed 50% of the aggregate uncancelled Commitments;

         (e) immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or issuing such Letters of Credit;

         (f) the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;

         (g) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement; and

         (h) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Co-Managing Agents or the Banks, as the case may be, has had or is likely to have a Material Adverse Effect;

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(c), (d), (e), (f), (g), and (h) of this Section.

                 In the event that all Co-Managing Agents in good faith and in accordance with commercially reasonable standards believe that the Borrower is not entitled to request a Borrowing as a result of the occurrence of a Material Adverse Effect, then the Fleet Agent shall notify the Borrower of the existence of such Material Adverse Effect, together with a reasonable description thereof. Notwithstanding the foregoing, the Banks shall have no obligations to make, continue or convert any Loans hereunder in the event that all Co-Managing Agents reasonably believe that a Material Adverse Effect has occurred.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES


         In order to induce the Co-Managing Agents and each of the other Banks which is or may become a party to this Agreement to make the Loans or issue the Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and the issuance of the Letters of Credit or participations therein.

         SECTION 4.1. Existence and Power. The Borrower is a corporation, duly formed, validly existing and in good standing as a corporation under the laws of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

         SECTION 4.2. Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents and has taken all necessary corporate action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents. The Borrower has duly executed and delivered each Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

         SECTION 4.3. No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower's articles of incorporation or by laws.

         SECTION 4.4.  Financial Information.

         (a) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries dated as of December 31, 1995 and September 30, 1996 and the related consolidated statements of Borrower's financial position for the fiscal periods then ended, reported on, in the case of the periods ended December 31, 1995, by Coopers & Lybrand and set forth in the Borrower's SEC Reports, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such fiscal periods.

         (b) Since December 31, 1995, (i) nothing has occurred having a Material Adverse Effect upon the Borrower and its Consolidated Subsidiaries (including without limitation the Real Property Assets) considered as a whole and (ii) except as previously disclosed to the Co-Managing Agents, the Borrower has not incurred any material indebtedness or guaranty.

         SECTION 4.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or
(iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect upon the Borrower or its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

         SECTION 4.6. Compliance with ERISA. (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         (b) The transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Co-Managing Agents or the Banks to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

         (c) The Borrower is a Real Estate Operating Company ("REOC") within the meaning of Regulation Section 2510.3-101(e) of ERISA.

         SECTION 4.7. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries, including without limitation the Real Property Assets, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Materials of Environmental Concern, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries.

         SECTION 4.8. Taxes. United States Federal income tax returns of the Borrower and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended December 31, 1994. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Consolidated Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         SECTION 4.9. Full Disclosure. All information heretofore furnished by the Borrower to the Co-Managing Agents or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Co-Managing Agents or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Co-Managing Agents and the Banks in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries or materially affect the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents.

         SECTION 4.10. Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower will be Solvent.

         SECTION 4.11. Use of Proceeds; Margin Regulations. All proceeds of the Loans or Letters of Credit will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

         SECTION 4.12. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect.

         SECTION 4.13. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (x) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

         SECTION 4.14. Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

         SECTION 4.15. Ownership of Property. Schedule 4.15(a) attached hereto and made a part hereof sets forth all the real property owned or leased by the Borrower and Persons in which the Borrower, directly or indirectly, owns an interest as of the Closing Date. As of the Closing Date, the Borrower and such Persons have good and insurable fee simple title to all of such real property, subject to customary encumbrances and liens as of the date of this
Agreement.   As of the date of this Agreement, there are no mortgages, deeds of trust, indentures, debt instruments or other agreements creating a Lien against any of the Real Property Assets except as disclosed on Schedule 4.15(b).

         SECTION 4.16. No Default. No Default or Event of Default exists under or with respect to any Loan Document and the Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

         SECTION 4.17. Licenses, etc. The Borrower has obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

         SECTION 4.18. Compliance With Law. The Borrower and each of the Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

         SECTION 4.19. No Burdensome Restrictions. The Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

         SECTION 4.20. Brokers' Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and none of such parties has done any acts, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable hereunder.

         SECTION 4.21. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

         SECTION 4.22. Insurance. The Borrower currently maintains insurance at 100% replacement cost insurance coverage in respect of each of the Real Property Assets, as well as comprehensive general liability insurance (including "builders' risk") against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers' compensation insurance, in each case with respect to the Real Property Assets with insurers having an A.M. Best policyholders' rating of not less than A-VIII in amounts that prudent owner of assets such as the Real Property Assets would maintain.

         SECTION 4.23. Organizational Documents. The documents delivered pursuant to Section 3.1(f) constitute, as of the Closing Date, all of organizational documents (together with all amendments and modifications
thereof) of the Borrower.   The Borrower represents that it has delivered to
the Co-Managing Agents true, correct and complete copies of each of the documents set forth in this Section 4.23.

         SECTION 4.24. Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is 15 River Road, Suite 210, Wilton, Connecticut 06897.

         SECTION 4.25. REIT Status. The Borrower qualifies as a real estate investment trust under the Code.


                                  ARTICLE V

                      AFFIRMATIVE AND NEGATIVE COVENANTS


         The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:

         SECTION 5.1.  Information.  The Borrower will deliver to each of the
Banks:

         (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of Borrower's financial position for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Coopers & Lybrand or other independent public accountants of nationally recognized standing;

         (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower,
(i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Borrower's financial position for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such Borrower's financial position in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, and (ii) and such other information reasonably requested by the Co-Managing Agents or any Bank;

         (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) stating whether, to such officer's knowledge, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Domestic Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, no Default or Event of Default under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof and (3) no event has occurred which would give rise to a mandatory prepayment pursuant to Section 2.10 hereof. Such certificate shall, set forth the calculations required to establish the matters described in clauses (1) and (3) above;

         (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

         (e) (i) within five (5) days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten (10) days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, (y) any other event, act or condition which is likely to result in a Material Adverse Effect, and (z) any event giving rise to a mandatory prepayment pursuant to Section 2.10.

         (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

         (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

         (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

         (i) promptly and in any event within five (5) Domestic Business Days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition and the Borrower's or, if the Borrower has actual knowledge thereof, the Environmental Affiliate's proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending against the Borrower or any Environmental Affiliate or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect.

         (j) promptly and in any event within five (5) Domestic Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss in excess of $250,000 of the Borrower, copies of such notices and correspondence;

         (k) within 45 days after the end of each quarter of each fiscal year of Borrower, an updated Schedule 4.15 (a) and 4.15(b), certified by the chief financial officer of the

Borrower as true, correct and complete as of the date such updated schedules are delivered;

         (l) within 45 days after June 30 and December 31, a cash flow statement with respect to each Unleveraged Asset, showing year to date summaries of cash receipts, payments and disbursements with respect to each Unleveraged Asset, together with a certification of the chief financial officer of the Borrower stating that such cash flow statement is true and correct and fairly represents the income and expenses of such Unleveraged Asset.

         (m) within 45 days after June 30 and December 31, a statement containing (i) a listing of all new construction projects and Real Property Assets then undergoing significant rehabilitation (collectively, "Development Projects"), (ii) a list of overall cash payments and disbursements for each such Development Project, and (iii) a reasonable good faith estimate of the cost to complete each such Development Project, such that such Development Project is open to the public and available for rental, together with a certification of the chief financial officer of the Borrower certifying that, as of the date of such certification, such statement is true and correct and fairly represent the scope, expenses, costs of completion of such Development Projects.

         (n) within 45 days after the end of each fiscal quarter a letter from the Chief Financial Officer of the Borrower in the form of Exhibit C.

         (o) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Fleet Agent, at the request of any Bank, may reasonably request in writing.

(0) assuming Borrower is in default under such Non-Recourse Debt, and assuming the fore-closure or surrender of the Real Property Asset securing such Non-Recourse Debt, that Borrower is still in compliance with the covenants set forth in
Section 5.8 hereof, and (2) that the aggregate principal amount of Defaulted Non-Recourse Debt has not exceeded $75,000,000 any time during the Term.

         SECTION 5.3.  Maintenance of Property; Insurance.

         (a) The Borrower will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, except that, with respect to Real Property Assets securing Defaulted Non-Recourse Debt which have not been foreclosed by or surrendered to the holder of such Non-Recourse Debt, Borrower will only be required to maintain such assets in the manner required by law, code or statute.

         (b) The Borrower shall maintain insurance comparable to that described in Section 4.22 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and
(b) furnish to each Bank from time to time, upon written request, certificates of insurance and such other information relating to such insurance as such Bank may reasonably request. The Borrower will deliver to the Banks (i) on the date of the first Borrowing hereunder, a certificate dated such date showing the amount of coverage as of such date, (ii) upon request of any Bank through the Fleet Agent from time to time full information as to the insurance carried,
(iii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this

Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.

         SECTION 5.4. Conduct of Business and Maintenance of Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower, and will preserve, renew and keep in full force and effect, its corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

         SECTION 5.5. Compliance with Laws. The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

         SECTION 5.6. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of any Bank at such Bank's expense to visit and inspect any of its properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times, upon reasonable prior notice and as often as may reasonably be desired.

         SECTION 5.7. Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchis-es, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

         SECTION 5.8.  Financial Covenants.

         (a) Debt. Debt of the Borrower and its Consolidated Subsidiaries will at no time exceed 50% of Combined Asset Value.

         (b) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth of the Borrower and its Consolidated Subsidiaries will at no time be less than $400,000,000.

         (c) Dividends. The Borrower will not, as determined on an aggregate basis, pay any dividends in excess of 95% of the Borrower's annual FFO, except to the extent necessary to maintain the Borrower's status as a real estate investment trust.

         (d) Fixed Charge Coverage. The ratio of Net Operating Cash Flow of the Borrower and its Consolidated Subsidiaries to Fixed Charges of the Borrower and its Consolidated Subsidiaries (for any period of four consecutive fiscal quarters) shall at all times be equal to or greater than 2:1.

         (e) Unleveraged Asset Ratio. The ratio of Unleveraged Asset Value of the Borrower to Unsecured Debt of the Borrower shall at no time be less than 2:1.

         (f) Unimproved Land Value Percentage. Unimproved Land Value of the Borrower and its Consolidated Subsidiaries shall at no time exceed ten percent (10%) of Combined Asset Value of the Borrower and its Consolidated Subsidiaries.

         (g) Secured Debt Ratio. Secured Debt of the Borrower and its Consolidated Subsidiaries shall at no time exceed 37.5% of Combined Asset Value of the Borrower and its Consolidated Subsidiaries.

         (h) Limits on Negative Pledges. Neither the Borrower nor any Consolidated Subsidiary will agree to limits on Liens on Unleveraged Assets except in connection with the public offering of unsecured Debt of the Borrower.

         (i) Combined Asset Value. The Combined Asset Value of the Borrower and its Consolidated Subsidiaries shall at no time fall below $385,000,000.

         (j) Construction Asset Costs. Construction Asset Costs of the Borrower and its Consolidated Subsidiaries shall at no time (i) during the period commencing the date hereof and ending on the earlier of (x) June 30, 1997 or
(y) the date that the Real Property Asset known as "Avalon Cove", located in Jersey City, New Jersey, has obtained a certificate of occupancy or its equivalent (such earlier date, being the "End Date") exceed 38% of Stabilized Real Estate Value and (ii) during the period commencing on the End Date and continuing to the Maturity Date, exceed 30% of Stabilized Real Estate Value.

         SECTION 5.9. Restriction on Fundamental Changes. (a) The Borrower shall not enter into any merger or consolidation, unless (i) the Borrower is the surviving entity, (ii) the entity which is merged into Borrower is predominately in the multi-family real estate business and (iii) the creditworthiness of the surviving entity's long term unsecured debt or implied senior debt, as applicable, is not lower than Borrower's creditworthiness two months immediately preceding such merger. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.

         (b) The Borrower shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Morgan Agent's consent, which shall not be unreasonably withheld.

         (c) The Borrower shall deliver to Fleet Agent copies of all amendments to its articles of incorporation, by-laws, or other organizational documents no less than ten(10) days after the effective date of any such amendment.

         SECTION 5.10. Changes in Business. The Borrower shall not enter into any business which is substantially different from that conducted by the Borrower on the Closing Date after giving effect to the transactions contemplated by the Loan Documents.

         SECTION 5.11. Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters.

         SECTION 5.12. Margin Stock. None of the proceeds of the Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

         SECTION 5.13. Unsecured Debt. No Consolidated Subsidiary shall create, incur or guaranty any Unsecured Debt (excluding trade payables incurred in the ordinary course of business).

         SECTION 5.14. No Bankruptcy Proceedings. Each of the Borrower, the Banks and the Co-Agents hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.


                                  ARTICLE VI

                                   DEFAULTS

         SECTION 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

         (a) the Borrower shall fail to pay when due any principal of, or interest on, any Loan, any fees or any other amount payable hereunder;

         (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.8 (a), (b), (c), (d), (e), (g), (h), (i) or (j), Section
5.9 (a) or (b), or Sections 5.10 to 5.13, inclusive;

         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Morgan Agent, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days (other than payment of any monetary amount or a default pursuant to Section 5.8(f)) such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty

(30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed one hundred twenty (120) days;

         (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) The Borrower shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Debt which is not Non-Recourse Debt or Debt guaranteed by the Borrower (other than the Obligations) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period; or the Borrower shall default in the performance or observance of any obligation or condition with respect to any such Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

         (f) the aggregate principal amount of Defaulted Non-Recourse Debt shall exceed $75,000,000 at any time during the Term (as such may be extended);

         (g) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (h) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 75 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

         (i) one or more judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more shall be entered by a court or courts of competent jurisdiction against the Borrower or its Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ten (10) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

         (j) there shall be a change in the majority of the Board of Directors of Borrower during any twelve month period;

         (k) any Person (including affiliates of such Person) shall acquire more than twenty percent (20%) of the common shares of the Borrower;

         (l) the Borrower shall cease at any time to qualify as a real estate investment trust under the Code;

         (m) if, any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multi-Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing, the liability of the Borrower and the ERISA Affiliates related thereto) is equal to or greater than $1,000,000 and in the case of a Termination Event with respect to a Plan of any ERISA Affiliate other than any Borrower, the liability therefor could reasonably be asserted against any member of the ERISA Group; and

         (n) if, any member of the ERISA Group shall commit a failure described in Section 402(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 402(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $1,000,000.

         SECTION 6.2. Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f), (g) or (h), the Commitment and any obligation to issue Letters of Credit hereunder shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Morgan Agent may (and upon the demand of the Required Banks shall), by written notice to the Borrower, terminate the Commitment and any obligation to issue Letters of Credit hereunder and may, in addition to the exercise of all of the rights and remedies permitted the Morgan Agent and the Banks at law or equity, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower. The Morgan Agent shall simultaneously deliver any notices delivered by the Morgan Agent to the Borrower hereunder to the Fleet Agent.

                              (b)  Notwithstanding anything to the contrary
contained in this Agreement or in any other Loan Document, the Fleet Agent, the Morgan Agent, and the Banks each agree that any exercise or enforcement of the rights and remedies granted the Fleet Agent, the Morgan Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by Fleet Agent or the Morgan

Agent on behalf of the Fleet Agent, the Morgan Agent and/or the Banks.

         SECTION 6.3. Notice of Default. The Morgan Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

         SECTION 6.4. Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Fleet Agent may, whether in addition to the taking by the Fleet Agent or the Morgan Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand), the Borrower shall pay to the Fleet Agent, on behalf of the Banks, in same day funds at the Fleet Agent's office designated in such demand, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account") to be maintained in the name of the Fleet Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Fleet Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

         (b) The Borrower hereby pledges and assigns to the Fleet Agent, as administrative agent for its benefit and the ratable benefit of the Banks and grants to the Morgan Agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the "Letter of Credit Collateral"):

                          (i) the Letter of Credit Collateral Account, all cash
deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

                          (ii) all notes, certificates of deposit and other
instruments from time to time hereafter delivered to or otherwise possessed by the Fleet Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

                          (iii) all interest, dividends, cash, instruments and
other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

                          (iv) to the extent not covered by the above clauses,
all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

         (c) The Borrower hereby authorizes the Fleet Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Fleet Agent may elect, as shall have become or shall become due and payable by the Borrower to the Banks in respect of the Letters of Credit.

         (d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of

Credit Collateral Account, except as provided in Section 6.4(h).

         (e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.

         (f) If any Event of Default shall have occurred and be continuing:

                 (i) The Fleet Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Fleet Agent shall elect. The rights of the Fleet Agent under this Section 6.4 are in addition to any rights and remedies which any Bank may have.

                 (ii) The Fleet Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

         (g) The Fleet Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collat-eral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Fleet Agent accords its own property, it being understood that, assuming such treatment, the Fleet Agent shall not have any responsibility or liability with respect thereto.

         (h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

                                 ARTICLE VII

                                THE CO-AGENTS


         SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Morgan Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Morgan Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each Bank irrevocably appoints and authorizes the Fleet Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Fleet Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

         SECTION 7.2. Agency and Affiliates. (a) Morgan shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Morgan Agent, and Morgan and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Morgan Agent hereunder, and the term "Bank" and "Banks" shall include Morgan in its individual capacity.

                  (b) Fleet shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Fleet Agent, and Fleet and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Fleet Agent hereunder, and the term "Bank" and "Banks" shall include Fleet in its individual capacity.

         SECTION 7.3. Action by Co-Agents. The obligations of the Co-Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Morgan Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.

         SECTION 7.4. Consultation with Experts. The Morgan Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 7.5. Liability of Co-Agents. None of the Morgan Agent, the Fleet Agent, the Nationsbank Agent nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or wilful misconduct. None of the Morgan Agent, the Fleet Agent, the Nationsbank Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Morgan Agent or the Fleet Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. Neither the Morgan Agent nor the Fleet Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Co-Agents and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or wilful misconduct) that such indemnitee may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that a Co-Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrowers, or any other party liable therefor in connection with such indemnification, such Co-Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. Such Co-Agent shall reimburse such Banks so entitled to reimbursement within two (2) business days of Co-Agent's receipt of such funds from the Borrower or such other party liable therefor.

         SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Co-Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Co-Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 7.8. Successor Morgan Agent or Fleet Agent. The Morgan Agent or the Fleet Agent may resign at any time by giving notice thereof to the Banks, the Borrower and each other and the Morgan Agent or the Fleet Agent, as applicable, shall resign in the event its Commitment is reduced to zero. Upon any such resignation, the Required Banks shall have the right to appoint a successor Morgan Agent or Fleet Agent, as applicable, which successor Morgan Agent or successor Fleet Agent (as applicable) shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved Fleet as a successor Morgan Agent and Morgan as a successor Fleet Agent). If no successor Morgan Agent or Fleet Agent (as applicable) shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Morgan Agent or Fleet Agent (as applicable) gives notice of resignation, then the retiring Morgan Agent or retiring Fleet Agent (as applicable) may, on behalf of the Banks, appoint a successor Morgan Agent or Fleet Agent

(as applicable), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000 and total assets of at least $25,000,000,000. Upon the acceptance of its appointment as the Morgan Agent or Fleet Agent hereunder by a successor Morgan Agent or successor Fleet Agent, as applicable, such successor Morgan Agent or successor Fleet Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Morgan Agent or retiring Fleet Agent, as applicable, and the retiring Morgan Agent or the retiring Fleet Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring Morgan Agent's or retiring Fleet Agent's resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Morgan Agent or the Fleet Agent, as applicable.

         SECTION 7.9. Financial Covenants. Fleet Agent shall monitor and confirm all financial calculations made by the Borrower contained in the officer's certificate which shall be delivered by the Borrower pursuant to
Section 5.1 hereof within five (5) days after Fleet Agent's receipt thereof. If Fleet Agent finds any calculation to be incorrect or believes that an Event of Default shall have occurred, Fleet Agent shall notify Borrower, Morgan Agent and the Banks thereof, within two (2) Domestic Business Days after such determination.

         SECTION 7.10. Receipt of Notices. All notices, reports and information received by the Fleet Agent with respect to the Borrower shall be delivered to Morgan Agent within one (1) Domestic Business Day of Fleet Agent's receipt thereof. All notices, reports and information received by the Morgan Agent with respect to the Borrower shall be delivered to Fleet Agent within one (1) Domestic Business Day of Morgan Agent's receipt thereof.

                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES


         SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan, CD Loan or Money Market LIBOR Loan:

         (a) the Fleet Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

         (b) in the case of CD Borrowings or Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Fleet Agent that the Adjusted London Interbank Offered Rate or the Adjusted CD Rate, as the case may be, as determined by the Fleet Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans or CD Loans for such Interest Period, the Fleet Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Fleet Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or CD Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then-current Interest Period applicable thereto. Unless the Borrower notifies the Fleet Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing or CD Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

         SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans, or its Money Market LIBOR Loans, or to issue any Letter of Credit as a Fronting Bank or to participate in any Letter of Credit issued by Fronting Bank and such Bank shall so notify the Fleet Agent, the Fleet Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Fleet Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or to issue Letters of Credit, as applicable, shall be suspended. With respect to Euro-Dollar Loans or Money Market LIBOR Loans, before giving any notice to the Fleet Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans or Money Market LIBOR Loans to maturity and shall so specify in such notice, the Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Euro-Dollar Loan or Money Market LIBOR Loan (as the case may be) shall be converted as of such date to a Base Rate Loan (without payment of any amounts that Borrower would otherwise be obligated to pay pursuant to Section 2.13 hereof with respect to Loans converted pursuant to this Section 8.2) and, in the case of Euro-Dollar Loans, in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

         SECTION 8.3.  Increased Cost and Reduced Return.

                 (a) If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under

Section 2.16), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment
Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within

15 days after demand by such Bank (with a copy to the Co-Managing Agents), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

         (c) Each Bank will promptly notify the Borrower and the Co-Managing Agents of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 8.4.  Taxes.

         (a) Any and all payments by the Borrower to or for the account of any Bank, Fronting Bank, the Fleet Agent or the Morgan Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Fronting Bank, the Fleet Agent and the Morgan Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Fronting Bank, the Fleet Agent or the Morgan Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit or participation therein to any Bank, the Fronting Bank, the Fleet Agent or the Morgan Agent,
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank, the Fleet Agent or the Morgan Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Fleet Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit or participation therein or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

         (c) The Borrower agrees to indemnify each Bank, the Fronting Bank, the Fleet Agent and the Morgan Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank, the Fleet Agent or the Morgan Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank, the Fronting Bank, the Fleet Agent or the Morgan Agent (as the case may be) makes demand therefor.

         (d) Each Bank organized under the laws of a juris diction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.4(a).

         (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

         SECTION 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Fleet Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

         (a) Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans or CD Loans and thereafter all Loans which would otherwise be made (or continued as or converted into, as the case may be) by such Bank as Euro-Dollar Loans or CD Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

         (b) after each of its Euro-Dollar Loans or CD Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead, and

         (c) Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Euro-Dollar Loans or CD Loans converted to Base Rate Loans pursuant to clause (a) above.

                                   ARTICLE IX

                                 MISCELLANEOUS


         SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:
(x) in the case of the Borrower, the Fleet Agent or the Morgan Agent, at its address or facsimile or telex number set forth on the signature pages hereof with a duplicate copy thereof, in the case of the Borrower, to Pamela V. Rothenberg, Esq., David, Hagner, Kuney & Davison, P.C., 1120 19th Street, N.W., 8th floor, Washington, D.C. 20038-3684, (y) in the case of any Bank, at its address or facsiimile or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile or telex number as such party may hereafter specify for the purpose by notice to the Fleet Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid, (iv) if given by facsimile transmission, when transmitted to the facsimile number specified and confirmation of receipt is received, or (v) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Morgan Agent and Fleet Agent under
Article II or Article VIII shall not be effective until received.

         SECTION 9.2. No Waivers. No failure or delay by the Morgan Agent, Fleet Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.3.  Expenses; Indemnification.

         (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Morgan Agent (including reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom and other counsel for the Morgan Agent), in connection with the preparation and administration of this Agreement, the Loan Documents and the documents and instruments referred to therein, the administration of the Loans, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Morgan Agent and each Bank, including fees and disbursements of counsel for the Morgan Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify the Co-Agents and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law,
(iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, (v) the grant to the Morgan Agent and the Banks of any Lien in any property or assets of the Borrower or any stock or other equity interest in the Borrower, and (vi) the exercise by the Morgan Agent and the Banks of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or wilful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

         SECTION 9.4. Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other

Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due any payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit issued by it (in its capacity as a Fronting Bank) or participation therein which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank or Letter of Credit issued by such other Bank (in its capacity as a Fronting Bank) or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the

Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

         SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Morgan Agent or the Fleet Agent are affected thereby, by the Morgan Agent or the Fleet Agent, as applicable); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Committed Loan or any fees hereunder, except as provided below, (iii) postpone the date fixed for any payment of principal of or interest on any Committed Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) modify the provisions of Section 2.9 as its relates to the percentage of Banks required to extend the Term or (vi) modify the provisions of this Section 9.5.

         Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Lender affected thereby, (a) subject such Designated Lender to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Lender Note made payable to such Designated Lender, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to the Designated Lender Note made payable to the Designated Lender.

         SECTION 9.6.  Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Fleet Agent. The Morgan Agent and the Banks shall not assign their respective interests under this Agreement except as set forth in Section 7.8 (with respect to the Morgan Agent and the Fleet Agent) and this Article IX (with respect to the Banks).

         (b) Any Bank may at any time grant (i) prior to the occurrence of an Event of Default, to one or more banks or other financial institutions in the business of making or participating in loans similar to the Loans in minimum amounts of not less than $5,000,000 and (ii) after the occurrence and during the continuation of an Event of Default, to any Person in any amount (in each case, a "Participant") participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Fleet Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Fleet Agent and the Morgan Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII and
Section 2.6(d) with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Any Bank may at any time assign (i) prior to the occurrence of an Event of Default to one or more banks or other financial institutions and (ii) after the occurrence and during the continuation of an Event of Default, to any Person (in each case, an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes, the Letters of Credit and the other Loan Documents (and such assignment may, but need not include the rights of the assignor Lender in respect of outstanding Money Market Loans), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Co-Managing Agents; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required, provided that if the transferor Bank has a rating as of the date of such assignment of A or better, such affiliate shall have a rating of at least A and with respect to all other Banks, the rating of such affiliate's senior unsecured indebtedness shall be at least investment grade at such time (although nothing contained in this Agreement shall limit that right of any Bank to assign it interest herein as aforesaid to any successor by merger or consolidation); and provided further that, upon the occurrence and during the continuation of an Event of Default, a Bank may assign its interest herein to any affiliate, regardless of rating and furthermore, that Borrower's consent to an Assignee will not be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and except with respect to participating interests in any Letters of Credit then outstanding, the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Morgan Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Morgan Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Morgan Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with
Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

         (d) Any Bank (each, a "Designating Lender") may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in
Section 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender. The parties to each such designation shall execute and deliver to the Co-Managing Agents for their acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Co-Managing Agents will accept such Designation Agreement and the Fleet Agent will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Bank a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Co-Agents and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 hereof and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf. The Borrower, the Co-Managing Agents and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Section 9.6 (b) and (c).

         (e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

         (f) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

         SECTION 9.7. Collateral. Each of the Banks represents to the Morgan Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         SECTION 9.8. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

                          (b)  Any legal action or proceeding with respect to
this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Morgan Agent or the Fleet Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

                 Section 9.9. Marshalling; Recapture. None of the Morgan Agent, the Fleet Agent or any Bank shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower in connection with this Agreement, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

         SECTION 9.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Morgan Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Morgan Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party) (the date of such receipt being deemed the "Effective Date").

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE MORGAN AGENT, THE FLEET AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.12. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

         SECTION 9.13. Domicile of Loans9.13. Domicile of Loans . Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

         SECTION 9.14. Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through Borrower against the Morgan Agent, the Fleet Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         SECTION 9.15. Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, share-holder or employee of the Borrower except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

         SECTION 9.16. Confidentiality. The Morgan Agent, Fleet Agent and the Banks each agree (on behalf of themselves and each of their affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound practices, any non-public information supplied to them by the Borrower or its agents pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Morgan Agent, Fleet Agent or a Bank, as applicable, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Morgan Agent, Fleet Agent or a Bank, (iii) to examiners, auditors or accountants (provided that with respect to such auditors or accountants only, they agree to be bound by the restrictions set forth in this Section 9.16) or, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to be bound by these provisions. None of the Morgan Agent, Fleet Agent or the Banks shall be deemed to have breached this Section 9.16 if a prohibited disclosure of confidential information by such party is inadvertent.

         SECTION 9.17. Legal Rate. Notwithstanding anything in this Credit Agreement or any Loan Document to the contrary, if at any time the interest rate applicable to the Notes, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for in this Credit Agreement or in any other document executed in connection herewith, or otherwise con-tracted for, charged, received, taken or reserved by Fleet Agent, on behalf of the Banks, shall exceed the maximum lawful rate (the "Legal Rate") which may be contracted for, charged, taken, received or reserved by Fleet Agent, on behalf of the Banks in accordance with applicable law, the rate of interest payable under such Notes, together with all Charges payable, shall be limited to the Legal Rate and any interest or Charges not so charged, taken, received or reserved by Fleet Agent, on behalf of the Banks at such time shall be spread, prorated or amortized over the term of such Notes to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         AVALON PROPERTIES, INC.



                         By
                           ------------------------------
                            Title:
                          15 River Road, Suite 210,
                          Wilton, Connecticut 06897
                          Attn: Charles H. Berman


Commitments
-----------

$40,000,000               MORGAN GUARANTY TRUST COMPANY
                             OF NEW YORK


                         By
                           ------------------------------
                            Title:



$26,000,000               DRESDNER BANK AG, NEW YORK BRANCH
                           and GRAND CAYMAN BRANCH

                   By
                     ------------------------------
                      Title:

                   By
                     ------------------------------
                      Title:

$26,000,000               NATIONSBANK, NATIONAL ASSOCIATION

                         By
                           ------------------------------
                             Title:

$26,000,000               COMMERZBANK AKTIENGESELLSCHAFT
                          NEW YORK AND GRAND CAYMAN BRANCHES

                         By
                           ------------------------------
                                    Title:
                         By
                           ------------------------------
                                    Title:


$17,000,000                      SIGNET BANK


                         By
                           ------------------------------
                                    Title:


$40,000,000                      FLEET BANK, NATIONAL ASSOCIATION


                         By
                           ------------------------------
                                    Title:


Total Commitments
-----------------


$175,000,000

                                FLEET BANK, NATIONAL ASSOCIA
                          TION, as Co-Agent


                         By
                           ------------------------------
                             Title:

                          MORGAN GUARANTY TRUST COMPANY
                             OF NEW YORK, as Co-Agent


                         By
                           ------------------------------
                             Title:

                          c/o J.P. Morgan Services Inc.
                          500 Stanton Christiana Road
                          Newark, DE  19713-2107
                          Attention:  Nancy K. Dunbar
                          Telecopy:  (302) 634-1092


                          DOMESTIC AND EURO-CURRENCY
                          LENDING OFFICE:
                          c/o J.P. Morgan Services Inc.
                          500 Stanton Christiana Road
                          Newark, DE  19713-2107
                          Attention: Linda Sheehan
                          Telecopy:  (302) 634-1092

                           NATIONSBANK, NATIONAL
                          ASSOCIATION, as Co-Agent

                         By
                           ------------------------------
                              Stephen M. Walsh
                              Vice President